Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Laura J. Wakeley
Phone: 717-291-2616

Fulton Financial’s Rufus A. Fulton, Jr. announces plans to retire;

Board of directors names R. Scott Smith, Jr. as successor

(March 16) – Rufus A. Fulton, Jr., chairman and chief executive officer of Fulton Financial Corporation (Nasdaq: FULT), today announced that he will retire on December 31, 2005. Also today, the Corporation’s board of directors named R. Scott Smith, Jr., currently the company’s president and chief operating officer, to succeed Fulton as chairman, president and chief executive officer, effective January 1, 2006. After he retires, Fulton will continue to serve as a director of the Corporation.

Rufus Fulton joined Fulton Bank, the Corporation’s flagship bank, as its first management trainee in 1966 after his graduation from Franklin and Marshall College. He went on to assume a variety of positions including head of the Bank’s trust department. He was promoted to senior vice president in 1977. In 1984, he was named to the Corporation’s board of directors. In 1987, Fulton was named president of Fulton Financial Corporation, and in 1993, he became its chief executive officer.

At retirement, Fulton’s career with the company will have spanned 39 years. Over the past 23 years, Fulton Financial Corporation has made 23 acquisitions. During Fulton’s tenure as CEO, the Company’s assets grew from $2.1 billion to $11.1 billion, and the number of banks within the Corporation has grown from six to what will soon be 14 when the company completes the previously announced acquisition of Somerset Valley Bank later this year.

Fulton also contributed to the banking industry on a national level, serving on the boards of the Federal Reserve Bank of Philadelphia (1999-2001) and the Financial Services Roundtable (2003-2005). He also served as a director on the Federal Advisory Council to the Federal Reserve Board (2002-2004), where he was one of twelve bankers to meet with Alan Greenspan and the Federal Reserve’s board of governors to provide information and opinions on financial services and the economy.

“They say that the mark of a leader toward career’s end is not so much what he did but what he left his people capable of doing. I believe that my mark, if I leave one, will be the leadership that is now in place to take Fulton Financial Corporation to greater heights for many years to come.” said Fulton. “I have worked with Scott Smith for more than 25 years, and I have the utmost confidence that the board has chosen the best person to lead this organization going forward.”

“I have also had the privilege of working alongside our 3,600 talented employees.” continued Fulton, “They are our company’s strongest asset, and as a result of their hard work and dedication, I believe Fulton Financial will continue to create success for our shareholders, customers and communities in the years ahead.”

Scott Smith joined Fulton Bank as director of human resources in 1978. He went on to assume a variety of positions at the bank before being promoted to chairman, president and CEO in 1998. Around this time, Smith also began to assume additional responsibilities as executive vice president of Fulton Financial Corporation. In 2001, he was named president and chief operating officer and a director of Fulton Financial Corporation.

“It has been a very rewarding experience to work with Rufus for the last 26 years,” said Smith, “His contributions to this company and to our community are numerous and significant. He is a man of integrity, leadership and vision. All of us are sincerely grateful for his service and commitment, and we will work to build upon the strong foundation he helped to create.”

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2005